Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-156427 on Form S-8 of our reports dated September 10, 2010, relating to the consolidated financial statements of Kensey Nash Corporation and Subsidiaries (the “Company”), and the effectiveness of Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Kensey Nash Corporation and Subsidiaries for the year ended June 30, 2010.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

September 10, 2010